EXHIBIT 11

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 6 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 18, 1997, relating to the financial statements and financial highlights appearing in the December 31, 1996 Annual Report to Shareholders of Harris Insight Funds Trust, which is also incorporated by reference in such Statement of Additional Information. We also consent to the reference to us under the heading Financial Highlights in Prospectuses and under the headings "Independent Accountants," "Experts" and "Financial Statements" in such Statement of Additional Information.



/s/ Price  Waterhouse LLP
PRICE WATERHOUSE LLP
Thirty South Seventeenth Street
Philadelphia, Pennsylvania
September 10, 1997